EXHIBIT 10.2
                                   SECOND AMENDMENT TO 1996
                                  CASTLE DENTAL CENTERS, INC.
                           NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                                     W I T N E S S E T H:

        WHEREAS, Castle Dental Centers, Inc. (the "Company") presently maintains the 1996 Castle Dental Centers, Inc. Non-Employee Directors Stock Option Plan (the "Plan") which became effective on August 19, 1996; and

        WHEREAS, the Company, pursuant to Section 7 of the Plan, has the right to amend the Plan from time to time subject to certain limitations.

        NOW, THEREFORE, in order to make revisions desired by the Company, the Plan is hereby amended in the following manner:

        1.     Section 2(a) is amended to read as follows:

                "(a) COMPOSITION OF THE COMMITTEE. The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board while administering the Plan shall hereinafter be referred to as the "Committee"."

        2. The first sentence of Section 3 is amended to read as follows:

                "Subject to adjustment as provided in Section 6(j) hereof, the aggregate number of shares of Common Stock that may be optioned under this Plan is 150,000."

        3. Section 10(b) is amended to read as follows:

                "(b) Notwithstanding the terms of Section 10(a), any Optionee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Optionee in connection with the exercise of an option by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with Section 6(b), equal to the amount required to be withheld or paid; provided that such tax withholding or stock delivery right was specifically pre-approved by the Committee as a feature of the option or is otherwise approved in accordance with Rule 16b-3. An Optionee must make the foregoing election on or before the date that the amount of tax to be withheld is determined ("Tax Date"). All such elections are irrevocable and subject to disapproval by the Committee. Where the Optionee elects share withholding, the full amount of shares of Common Stock will be issued or transferred to the Optionee upon exercise of the option, but the Optionee shall be unconditionally obligated to tender back to the Company the number of shares necessary to discharge the Company's withholding obligation or the Optionee's estimated tax obligation on the Tax Date."

        IN WITNESS WHEREOF, the Company has executed this Second Amendment to the 1996 Castle Dental Centers, Inc. Non-Employee Directors Stock Option Plan to be effective as of this ___ day of August, 1997.

                                    CASTLE DENTAL CENTERS, INC.
Attest:                             By:    JACK H. CASTLE, JR.
                                           Jack H. Castle, Jr.
                                           Chairman and Chief Executive Officer
JOHN M. SLACK
John M. Slack, Secretary